Exhibit 99.1

Press Release

iPass Names John C. Charters Chief Operating Officer

REDWOOD SHORES, Calif. — November 29, 2004 — iPass Inc. (NASDAQ: IPAS) announced today the appointment of John Charters to the position of Chief Operating Officer. In this newly established position, Charters will oversee all Advanced Technology, Engineering, Network Operations, Network Services, Information Systems and Customer Support operations for the company. In announcing this appointment, Chairman and CEO Ken Denman stated “John Charters is joining iPass at an important moment in the history of the company. iPass services are evolving to the next generation of security and policy management for our customers and I’m confident that John’s broad-based experience, coupled with his extensive background in information technology, will be a tremendous asset to the company.”

Mr. Charters joins iPass with over 18 years of experience in the technology industry. Most recently, he served as the CEO of Expanets, a $700 million corporation that resells voice and data equipment and provides professional services to over 500,000 mid-sized businesses. Prior to joining Expanets, Charters was the founder and CEO of Qwest Cyber Solutions (QCS), a joint venture between Qwest Communications and KPMG Consulting, that provided professional consulting and managed hosting services for key business applications for Fortune 1000 companies.

Mr. Charters’ leadership experience spans many operational disciplines as he has held several vice president positions including Sales, Marketing and Business Development and numerous other engineering and product development positions during his 14 years working for US WEST and then Qwest (after the merger). His last position at US WEST was as VP of Internet Services where he developed the business and consumer Internet services for delivery across the 14 western states that US WEST served.

About iPass
iPass Inc. (NASDAQ: IPAS) delivers simple, secure and manageable enterprise mobility services, maximizing the productivity of workers as they move between office, home and remote locations. iPass security services—based on unique Policy Orchestration capabilities—works to close the gaps in protecting computers, network assets, user identities and data whenever users connect over the Internet. iPass connectivity services utilize the iPass global virtual network, a unified network of hundreds of dial-up wireless, and broadband providers in over 150 countries. iPass services are the choice of hundreds of Global 2000 corporations including General Motors, John Deere and Hershey Foods. Founded in 1996, iPass is headquartered in Redwood Shores, Calif., with offices throughout North America, Europe and Asia Pacific.

iPass® is a registered trademark of iPass Inc.

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Editorial Contacts
John Sidline		Bryan R. Parker
Public Relations Manager		Director of Finance & IR
650-232-4112		650-232-4170
pr@ipass.com		ir@ipass.com
Copyright 2004, iPass Inc.